Exhibit 99.1

AMC NETWORKS INC. REPORTS

THIRD QUARTER 2011 RESULTS

Third Quarter 2011 Highlights:

•	Net revenues increased 4.6% to $284 million

•	AOCF[1] increased 14.6% to $123 million

•	Operating income increased 22.8% to $94 million

New York, NY – November 10, 2011: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2011.

President and Chief Executive Officer Josh Sapan said: “The core of our growth strategy continues to be our investment in original programming. The Walking Dead season two premiere, which was the highest rated dramatic show ever in basic cable history against key adult demos, and our performance in the 2011-2012 upfront, underscores the strength of this strategy. In September, AMC also won a record fourth consecutive Primetime Emmy Award for Outstanding Drama Series for Mad Men. Our programming successes are reflected in solid financial results as we continued to increase net revenues, AOCF and operating income in the third quarter.”

Third quarter net revenues increased $12 million, or 4.6%, to $284 million over the third quarter of 2010, led by 3.9% growth at National Networks and a 13.8% increase in International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $123 million, an increase of 14.6% or $16 million versus the prior year period. The AOCF increase resulted from 16.0% growth at National Networks partially offset by a $1 million decline in AOCF at International and Other. Operating income was $94 million, an increase of 22.8% or $18 million versus the prior year period. The operating income increase resulted from 24.1% growth at National Networks partially offset by a $1 million increase in the operating loss at International and Other.

For the nine months ended September 30, 2011, net revenues increased $69 million, or 8.8%, to $849 million, AOCF increased $33 million, or 11.1%, to $335 million, and operating income increased $38 million, or 18.0%, to $247 million, all compared to the prior year period.

Third quarter net income from continuing operations was $40 million ($0.56 per diluted share), compared with $34 million ($0.49 per diluted share) in the third quarter of 2010. The increase resulted from the growth in operating income and a decrease in income tax expense partially offset by an increase in interest expense.

Net income from continuing operations for the nine months ended September 30, 2011 was $97 million ($1.38 per diluted share), compared with $88 million ($1.28 per diluted share) in the prior year period.

Net cash provided by operating activities was $202 million for the first nine months of 2011, an increase of $8 million from the prior year period. The increase was the result of the improved operating performance and a reduction in cash interest payments partially offset by increased working capital and income tax payments. Free Cash Flow1 for the first nine months of 2011 was $195 million, an increase of $8 million from the prior year period. The results reflect the increase in net cash provided by operating activities and flat capital expenditures over the prior year period.

1.	See definition of Adjusted Operating Cash Flow (“AOCF”) and Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Segment Results

(dollars in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Change	2011	2010	Change
Net revenues:
National Networks	$258,347	$248,541	3.9%	$776,920	$721,974	7.6%
International and Other	30,720	27,005	13.8%	86,327	70,228	22.9%
Inter-segment eliminations	(5,153)	(4,113)	(25.3%)	(14,465)	(12,384)	(16.8%)

Total net revenues	$283,914	$271,433	4.6%	$848,782	$779,818	8.8%

AOCF:
National Networks	$123,228	$106,231	16.0%	$346,476	$315,293	9.9%
International and Other	(21)	802	n/m	(11,883)	(14,747)	19.4%
Inter-segment eliminations	(245)	248	n/m	(52)	650	n/m

Total AOCF	$122,962	$107,281	14.6%	$334,541	$301,196	11.1%

National Networks

National Networks consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.

National Networks revenues for the third quarter of 2011 increased 3.9% to $258 million, AOCF rose 16.0% to $123 million, and operating income grew 24.1% to $99 million, all compared to the prior year period.

National Networks revenues for the nine months ended September 30, 2011 increased 7.6% to $777 million, AOCF rose 9.9% to $346 million, and operating income grew 15.5% to $272 million, all compared to the prior year period.

Growth in third quarter revenues was primarily led by a 6.9% increase in affiliate and other revenues. The increase in affiliate and other revenues was primarily attributable to increases in affiliate rates and viewing subscribers at AMC and WE tv as well as a non-recurring contractual adjustment that benefited Sundance Channel and IFC results. Advertising revenues in the quarter were essentially flat primarily due to the absence of Mad Men, which aired on AMC in the prior year period. For the nine months ended September 30, 2011, advertising revenues grew 11.6% over the comparable prior year period.

Third quarter AOCF increased 16.0% to $123 million reflecting the increase in revenues as well as a decrease of 5.1% in operating expenses. The decrease in operating expenses was primarily attributable to lower marketing and corporate expenses partially offset by an increase in programming expenses as compared to the prior year period. Operating income totaled $99 million, an increase of $19 million or 24.1%. The increase reflects the growth in AOCF as well as a reduction in amortization and share based compensation expense.

International and Other

International and Other primarily consists of AMC/Sundance Channel Global, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; AMC Networks Broadcasting & Technology, the Company’s network technical services business; and VOOM HD.

International and Other revenues for the third quarter of 2011 increased 13.8% to $31 million, AOCF declined $1 million, and operating loss increased $1 million to a deficit of $4 million, all compared to the prior year period.

International and Other revenues for the nine months ended September 30, 2011 increased 22.9% to $86 million, AOCF improved $3 million to a deficit of $12 million, and operating loss decreased $2 million to a deficit of $25 million, all compared to the prior year period.

Growth in third quarter revenues reflects an increase in theatrical revenues at IFC Films, as well as an increase in affiliate fee revenues related to the Company’s international operations.

The decline in third quarter AOCF resulted from increased programming and marketing expenses which more than offset the increase in revenue and a reduction in litigation expenses in the quarter related to VOOM HD. Operating loss increased as a result of the decline in AOCF.

Other Matters

Year-to-date, the Company has prepaid $100 million of the outstanding balance of the Term A Credit Facility. The total prepaid amount consists of two $50 million payments made on August 8, 2011 and October 11, 2011, respectively.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

The Company presents AOCF as a measure of its ability to service its debt and make continuing investments. The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 7 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:30 a.m. EST to discuss its third quarter 2011 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 19752329.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology (formerly Rainbow Network Communications), the Company’s network technical services business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts
Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
szaslow@amcnetworks.com	gjuvelis@amcnetworks.com

AMC NETWORKS INC.

CONSOLIDATED STATEMENTS OF INCOME

Three and Nine Months Ended September 30, 2011 and 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues, net	$283,914	$271,433	$848,782	$779,818

Operating expenses:
Technical and operating (excluding depreciation and amortization)	96,420	87,801	282,714	254,694
Selling, general and administrative	68,229	80,737	243,714	236,472
Restructuring credit	(191)	(579)	(240)	(839)
Depreciation and amortization	25,012	26,542	75,197	79,896

	189,470	194,501	601,385	570,223

Operating income	94,444	76,932	247,397	209,595

Other income (expense):
Interest expense	(31,789)	(18,709)	(65,492)	(57,136)
Interest income	318	595	938	1,702
Write-off of deferred financing costs	—	—	(5,703)	—
Loss on extinguishment of debt	(17)	—	(14,535)	—
Miscellaneous, net	(199)	67	(120)	(92)

	(31,687)	(18,047)	(84,912)	(55,526)

Income from continuing operations before income taxes	62,757	58,885	162,485	154,069
Income tax expense	(22,440)	(25,144)	(65,388)	(65,787)

Income from continuing operations	40,317	33,741	97,097	88,282
Loss from discontinued operations, net of income taxes	(314)	(8,482)	(121)	(27,489)

Net income	$40,003	$25,259	$96,976	$60,793

Basic net income (loss) per share:
Income from continuing operations	$0.58	$0.49	$1.40	$1.28
Loss from discontinued operations	$—	$(0.12)	$—	$(0.40)
Net income	$0.58	$0.37	$1.40	$0.88
Basic weighted average common shares	69,284	69,161	69,203	69,161
Diluted net income (loss) per share:
Income from continuing operations	$0.56	$0.49	$1.38	$1.28
Loss from discontinued operations	$—	$(0.12)	$—	$(0.40)
Net income	$0.55	$0.37	$1.38	$0.88
Diluted weighted average common shares	72,268	69,161	70,209	69,161

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30, 2011
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$123,228	$(21,453)	$(3,053)	$—	$98,722
International and Other	(21)	(3,559)	(644)	191	(4,033)
Inter-segment eliminations	(245)	—	—	—	(245)

Total	$122,962	$(25,012)	$(3,697)	$191	$94,444

	Three Months Ended September 30, 2010
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$106,231	$(23,172)	$(3,527)	$—	$79,532
International and Other	802	(3,370)	(859)	579	(2,848)
Inter-segment eliminations	248	—	—	—	248

Total	$107,281	$(26,542)	$(4,386)	$579	$76,932

	Nine Months Ended September 30, 2011
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$346,476	$(64,505)	$(9,838)	$—	$272,133
International and Other	(11,883)	(10,692)	(2,349)	240	(24,684)
Inter-segment eliminations	(52)	—	—	—	(52)

Total	$334,541	$(75,197)	$(12,187)	$240	$247,397

	Nine Months Ended September 30, 2010
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$315,293	$(69,534)	$(10,083)	$—	$235,676
International and Other	(14,747)	(10,362)	(2,461)	839	(26,731)
Inter-segment eliminations	650	—	—	—	650

Total	$301,196	$(79,896)	$(12,544)	$839	$209,595

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

National Network Subscribers	September 30, 2011	June 30, 2011	September 30, 2010
AMC (a)	96,000	97,000	96,400
WE tv (a)	76,500	77,300	77,400
IFC (a)	61,600	62,200	63,500
Sundance Channel (b)	41,100	40,300	39,100

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.
(b)	Subscriber counts are based on internal management reports and represent viewing subscribers.

Capitalization	September 30, 2011
Cash and cash equivalents	$224,959
Credit facility debt (a)	$1,673,513
Senior notes (a)	700,000

Total debt	$2,373,513

Net debt	$2,148,554

Capital leases	16,874

Net debt and capital leases	$2,165,428

LTM AOCF (b)	$434,624
Leverage ratio (c)	5.0 x

(a)	Represents the aggregate principal amount of the debt.
(b)	Represents reported AOCF for the trailing twelve months.
(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company’s credit facilities.

Free Cash Flow	Nine Months Ended September 30,
	2011	2010
Cash provided by operating activities	$202,361	$194,383
Less: capital expenditures	(7,129)	(7,021)

Free cash flow	$195,232	$187,362